Exhibit 99.1

FOR IMMEDIATE RELEASE		May 2, 2024
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2024 FIRST-QUARTER RESULTS

•Improved quarterly results impacted by customer growth, increased sales and new rates

•APS employees focus on summer preparedness, reliability and resilience

•Company reaffirms full-year 2024 guidance

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $16.9 million, or $0.15 per diluted share of common stock, for the quarter ended March 31, 2024. This result compares with a consolidated net loss attributable to common shareholders of $3.3 million, or a loss of $0.03 per diluted share, for the same period in 2023.

The improved first-quarter results reflect the impact of new retail base rates which took effect March 8, 2024; increased customer growth and usage; higher revenue resulting from Arizona Public Service Co.’s (APS) Lost Fixed Cost Recovery (LFCR) adjustor mechanism and a surcharge resulting from the outcome of the utility’s 2019 Rate Case appeal; and higher other income largely due to the sale of a former subsidiary. These positive factors were partially offset by higher depreciation and amortization expense primarily due to increased plant in service and intangible assets; higher interest charges, net of AFUDC; the effects of weather; and higher operations and maintenance expense.

“The first quarter proved to be a strong start to our year and continued to build on the momentum of a growing and diverse customer base,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner, citing 1.8% year-over-year customer growth and weather-normalized sales growth of 5.9%. “With Arizona’s population expected to continue growing faster than the national average, it’s clear that people view Arizona as an attractive place to live and do business.”

A Thriving, Growing Service Territory
According to recent data from the U.S. Census Bureau, Maricopa County (home to 70 percent of APS’s customers) saw the fourth highest raw-numbers population increase in the U.S. in 2023, while Pinal County (south of Phoenix) saw the nation’s seventh-highest level of net domestic migration.

Metro Phoenix is also among the top markets for manufacturing growth due to at least 14 major announcements that have been made in the region since 2020, and the area was ranked No. 1 out of the 15 top growth markets for largest projected job gains by global real estate firm Newmark Group Inc. in its latest manufacturing report.

Further, the research team at USA TODAY Homefront looked at the cost of living by state, and found that, despite inflation pressures, Arizona is the third most affordable state in terms of total cost of living, coming behind Utah and Tennessee.

Summer Reliability and Safety Preparations Underway
With Arizona’s temperatures already heating up, Guldner said, “Employees are focused on critical preparations to deliver safe and reliable power over our peak summer season – when our nearly 1.4 million customers need it most to cool their homes and businesses.”

Across a sprawling network of more than 38,000 miles of power lines, APS crews are on the front lines year-round conducting patrols – on foot, by vehicle and in the air – to protect and maintain a strong and resilient energy system. Key elements of the company’s summer readiness include operational preparedness, resource planning, sufficient reserve margins, customer partnerships to manage peak demand and fire mitigation. In addition, APS employees are nearing completion of a scheduled maintenance and refueling outage at Palo Verde Generating Station Unit 3. One of the largest producers of carbon-free energy in the U.S., the three-unit nuclear plant is critical to meeting summer demand across the Desert Southwest.

With Arizona’s hot summers, low rainfall and dry vegetation, the company is taking further action to support wildfire-prone communities by employing advanced risk modeling tools; installing innovative fire- and weather-tracking technology on the grid; using new advanced cameras on electrical equipment to monitor potential signs of a fire from a command center; and enhancing the company’s already robust wildfire mitigation program.

“We’ve employed industry-leading best practices over the past decade to help safeguard the communities we serve and our infrastructure from Arizona’s changing climate,” said Guldner. “As a hometown energy provider, we have a responsibility to do what we can to prevent wildfires, and we are thoughtfully investing in resources to ensure greater protection for the public, firefighters, our employees and the electric grid.”

Under extreme weather conditions and in a limited approach, APS also has implemented a new Public Safety Power Shutoffs (PSPS) program to maintain the safety of people, communities and firefighters. During extremely high-fire risk conditions, APS may shut off power to a specific area to prevent the electric system from starting or contributing to a wildfire through a downed wire or inadvertent spark. It’s a tool the company plans to use only when necessary.

The company’s focus on summer readiness extends to its work to deliver an industry-leading customer experience. Customer touchpoints – including an interactive outage map and email and text alerts – are being enhanced ahead of Arizona’s summer season. In conjunction with APS’s 24/7 Customer Care Center, these tools will help customers stay better informed during any outages.

Financial Outlook
For 2024, the company continues to estimate its consolidated earnings guidance will be in the range of $4.60 to $4.80 per diluted share on a weather-normalized basis. Key factors and assumptions underlying this outlook can be found in the first-quarter 2024 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s 2024 first-quarter results, as well as recent developments, at 10 a.m. ET (7 a.m. Arizona time) today, May 2. Join the live webcast at www.pinnaclewest.com/presentations for audio of the call and slides, or dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 612288. A replay of the webcast can be accessed for 30 days at pinnaclewest.com/presentations. A replay of the call also will be available until 11:59 p.m. ET, Thursday, May 9, 2024, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 50305.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of nearly $25 billion, about 6,500 megawatts of generating capacity and approximately 6,100 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to approximately 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•uncertainties associated with the current and future economic environment, including economic growth, labor market conditions, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and the ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of GHG emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;

•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2024	2023

Operating Revenues	$951,712	$944,955

Operating Expenses
Fuel and purchased power	357,864	394,504
Operations and maintenance	257,578	250,080
Depreciation and amortization	210,294	191,906
Taxes other than income taxes	59,164	57,138
Other expense	20	610
Total	884,920	894,238

Operating Income	66,792	50,717

Other Income (Deductions)
Allowance for equity funds used during construction	10,292	15,061
Pension and other postretirement non-service credits - net	11,568	9,865
Other income	30,607	6,077
Other expense	(7,567)	(4,131)
Total	44,900	26,872

Interest Expense
Interest charges	99,774	88,119
Allowance for borrowed funds used during construction	(13,141)	(12,722)
Total	86,633	75,397

Income Before Income Taxes	25,059	2,192

Income Taxes	3,891	1,183

Net Income	21,168	1,009

Less: Net income attributable to noncontrolling interests	4,306	4,306

Net Income (Loss) Attributable To Common Shareholders	$16,862	$(3,297)

Weighted-Average Common Shares Outstanding - Basic	113,621	113,358

Weighted-Average Common Shares Outstanding - Diluted	114,227	113,358

Earnings Per Weighted-Average Common Share Outstanding
Net income (loss) attributable to common shareholders - basic	$0.15	$(0.03)
Net income (loss) attributable to common shareholders - diluted	$0.15	$(0.03)